Exhibit 99.1

Emmaus Life Sciences Reports Improved Quarterly Financial Results

Torrance CA, November 19, 2024 - Emmaus Life Sciences, Inc. (OTCQB: EMMA), a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease, today reported on its financial condition and results of operations as of and for the three and nine months ended September 30, 2024.

Highlights

“We are pleased to report that we were able to resume inventory production and fulfill back orders in August which led to increases of $0.5 million, or 9%, and $0.8 million, or over 3000%, in net revenues and income from operations, respectively, as compared to the same period a year earlier and net income of $1.8 million, an increase of 2,626% as compared to Q3 2023,” commented Willis Lee, Chairman and Chief Executive Officer of Emmaus. “We expect net revenues and income from operations to stabilize in Q4. Due to the inventory shortages we suffered earlier this year, net revenues for the nine months ended September 30 decreased 41% as compared to 2023 and we realized a loss from operations as compared to income from operations in the prior year. We expect results of operations for the full year to be materially lower than in 2023 for the same reason. Our Endari U.S. sales in Q3 may have been adversely affected by the launch in July of a competing generic L-Glutamine Oral Powder, and we are continuing to assess the possible effect on future Endari sales and net revenues and steps to bolster Endari sales,” he added.

Financial and Operating Results

Net Revenues. Net revenues for the three months ended September 30 were $5.5 million, compared to $5.0 million in the same period in 2023. The increase was due to an increase in sales in the Middle East North Africa region, partially offset by a decrease in U.S. sales which management attributes to competition from a generic product.

Operating Expenses. Total operating expenses for the three months were $4.3 million compared to $4.8 million in the comparable period in 2023. The decrease was due primarily to a decrease in clinical research organization expenses. Total operating expenses for the nine months were $13.8 million compared to $19.2 million in the comparable period in 2023. The decrease was due primarily to a $2.3 million decrease in payroll expenses including share-based compensation.

Income (Loss) From Operations. We realized income from operations for the three months of $0.8 million compared to income from operations of $0.02 million in the same period in 2023. The increase was due to the $0.5 million increase in net revenues and $0.5 million decrease in operating expenses. We recorded a $1.3 million loss from operations for the nine months ended September 30, 2024 compared to $2.2 million of income from operations for the same period last year. The decrease resulted from the $9.2 million decrease in net revenues, partially offset by the $5.4 million decrease in operating expenses.

Other Income (Expense). The company realized other income of $1.0 million for the three months compared to $0.08 million in the same period in 2023. The increase was due primarily to decreases of $0.7 million in foreign exchange loss, $0.6 million in interest expense and $0.6 million in loss on debt extinguishment, partially offset by a decrease of $0.4 million in change in fair value of conversion feature derivative liabilities. Other expense for the nine months ended September 30, 2024 decreased to $3.3 million from $7.1 million in the same period in 2023 due primarily to an increase of $1.0 million in gain on restructured debt and decreases of $3.2 million in foreign exchange loss and $1.0 million in interest expenses, partially offset by an increase of $2.2 million in change in fair value of conversion feature derivative liabilities from a $2.1 million decrease in 2023 to a $0.1 million increase in 2024.

Net Income (Loss). For the three months, the company realized net income of $1.8 million, or $0.03 per share based on approximately 63.9 million weighted average basic common shares, compared to net income of $0.07 million, or $0.00 per share based on approximately 53.6 million weighted average basic common shares in the comparable period in 2023. The increase in net income was primarily attributable to the increases in income from operations and other income. For the nine months ended September 30, 2024, the company reported a net loss of $4.7 million, or $0.07 per share, based on approximately 63.0 million weighted average basic common shares. This compares to a net loss of $4.9 million, or $0.09 per share, based on approximately 52.4 million weighted average basic common shares for the nine months ended September 30, 2023. The decrease was primarily due to the decreases of $5.4 million in operating expenses and $3.7 million in other expenses, partially offset by the decrease in net revenues of $9.2 million.

Liquidity and Capital Resources. At September 30, 2024, the company had cash and cash equivalents of $1.3 million, compared to $2.5 million at December 31, 2023.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease. Endari® (L-glutamine oral powder), indicated to reduce the acute complications of sickle cell disease in adults and children 5 years and older, is approved for marketing in the United States, Israel, Kuwait, Qatar, the United Arab Emirates, Bahrain and Oman and is available on a named patient or early access basis in France, the Netherlands, and the Kingdom of Saudi Arabia, where Emmaus’ application for marketing authorization is awaiting final action by the Saudi Food & Drug Authority. For more information, please visit www.emmausmedical.com.

About Endari® (prescription grade L-glutamine oral powder)

Endari®, Emmaus’ prescription grade L-glutamine oral powder, was approved by the U.S. Food and Drug Administration (FDA) in July 2017 for treating sickle cell disease in adult and pediatric patients five years of age and older.

Indication

Endari® is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari® in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari® at: www.ENDARIrx.com/PI.

About Sickle Cell Disease

There are approximately 100,000 people living with sickle cell disease (SCD) in the United States and millions more globally. The sickle gene is found in every ethnic group, not just among those of African descent; and in the United States an estimated 1-in-365 African Americans and 1-in-16,300 Hispanic Americans are born with SCD.1 The genetic mutation responsible for SCD causes an individual’s red blood cells to distort into a “C” or a sickle shape, reducing their ability to transport oxygen throughout the body. These sickled red blood cells break down rapidly, become very sticky, and develop a propensity to clump together, which causes them to become stuck and cause damage within blood vessels. The result is reduced blood flow to distal organs, which leads to physical symptoms of incapacitating pain, tissue and organ damage, and early death.2

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the expected net revenues for the full year 2024 and the possible effect on Endari sales and net revenues of the introduction of competing generic drugs. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including the company’s need to restructure or refinance its existing indebtedness and raise additional funds from related-party loans, third-party loans or other financing to meet its current liabilities and fund its business and operations and doubt about the company’s ability to continue as a going concern and other factors disclosed in the company’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the quarter ended September 30, 2024, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact:

Emmaus Life Sciences, Inc.

Investor Relations

(310) 214-0065

IR@emmauslifesciences.com

[1]	Source: Data & Statistics on Sickle Cell Disease – National Center on Birth Defects and Developmental Disabilities, Centers for Disease Control and Prevention, December 2020.
2	Source: Committee on Addressing Sickle Cell Disease – A Strategic Plan and Blueprint for Action -- National Academy of Sciences Press, 2020.

(Financial Tables Follow)

Emmaus Life Sciences, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Income Loss

(In thousands, except share and per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2024	2023	2024	2023
Revenues, Net	$5,478	$5,018	$13,361	$22,530
Cost of Goods Sold	394	214	892	1,151
Gross Profit	5,084	4,804	12,469	21,379
Operating Expenses	4,263	4,780	13,806	19,194
Income (Loss) from Operations	821	24	(1,337)	2,185
Total Other Income (Expense)	1,005	81	(3,345)	(7,074)
Net Income (Loss)	1,827	67	(4,705)	(4,942)
Comprehensive Income (Loss)	3,205	(1,322)	(6,561)	(3,826)
Net Income (Loss) Per Share	$0.03	$0.00	($0.07)	($0.09)
Weighted Average Common Shares Outstanding	63,865,571	53,637,554	63,025,296	52,414,903

Emmaus Life Sciences, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	As of
	September 30, 2024 (Unaudited)	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$1,255	$2,547
Accounts receivable, net	4,938	4,010
Due from factoring of accounts receivable	54	1,514
Inventories, net	1,610	1,711
Prepaid expenses and other current assets	1,347	1,727
Total Current Assets	9,204	11,509
Property and equipment, net	49	59
Right of use assets	1,719	2,337
Investment in convertible bond	16,059	20,978
Other Assets	312	296
Total Assets	$27,343	$35,179

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$18,707	$16,951
Conversion feature derivative, notes payable	523	451
Notes payable, current portion	7,915	8,215
Convertible notes payable, net of discount	16,205	16,383
Other current liabilities	20,781	19,507
Total Current Liabilities	64,131	61,507
Other long-term liabilities	16,993	21,428
Total Liabilities	81,124	82,935
Stockholders’ Deficit	(53,781)	(47,756)
Total Liabilities & Stockholders’ Deficit	$27,343	$35,179

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